Exhibit 2.4

EXECUTION VERSION

SEPARATION AND DISTRIBUTION AGREEMENT

by and among

CBG HOLDINGS, INC.,

Q2 SOFTWARE, INC.

CB NETWORK HOLDINGS, INC.

and

CBANC NETWORK, INCORPORATED

dated as of

March 1, 2013

i

TABLE OF CONTENTS

(continued)

ii

THIS SEPARATION AND DISTRIBUTION AGREEMENT (this “Agreement”), dated as of March 1, 2013, is entered into by and among CBG Holdings, Inc., a Delaware corporation (“Parent”), Q2 Software, Inc., a Delaware corporation and wholly owned subsidiary of Parent (“Q2”), CB Network Holdings, Inc., a Delaware corporation (“Spinco”), and cbanc Network, Incorporated, a Delaware corporation and wholly owned subsidiary of Parent (“CBN” and, collectively with Spinco, “CBanc”) (each a “Party” and collectively, the “Parties”).  Capitalized terms used herein and not otherwise defined shall have the respective meanings assigned to them in Article I.

RECITALS

WHEREAS, the Board of Directors of Parent has determined that it is appropriate, desirable and in the best interests of Parent and its stockholders to separate the business and ownership of its wholly owned subsidiary CBN by means of the contribution of certain assets of Parent and capital stock of CBN held by Parent, all as more fully described in this Agreement and the Ancillary Agreements (the “Separation”).

WHEREAS, in order to effect the Separation, Parent will provide for the initial capitalization of Spinco by contributing 100% of the outstanding common stock of CBN to Spinco so that CBN shall be a wholly owned subsidiary of Spinco, in exchange for Series A Common Stock of Spinco (the “Spinco Common Stock”), resulting in Spinco becoming a wholly-owned subsidiary of Parent.

WHEREAS, in order to effect the Separation, the Board of Directors of Parent has further determined that it is appropriate, desirable and in the best interests of Parent and its stockholders to distribute, as a dividend to the holders of shares of Common Stock of Parent (“Parent Common Stock”) and shares of preferred stock of Parent (“Parent Preferred Stock” and, together with Parent Common Stock, the “Parent Capital Stock”) 100% of the Spinco Common Stock, in proportion to their ownership of the Parent Common Stock or Parent Preferred Stock, as the case may be, on an as-converted basis (the “Distribution”).

WHEREAS, Parent and Spinco have determined that it is necessary and desirable to set forth the principal corporate transactions required to effect the Separation and Distribution and to set forth other agreements that will govern certain other matters prior to and following the Separation and Distribution.

NOW, THEREFORE, in consideration of the foregoing and the terms, conditions, covenants and provisions of this Agreement, Parent, Q2, Spinco and CBN mutually covenant and agree as follows:

Article I

Definitions

1.1                               “Action” shall mean any demand, action, cause of action, suit, countersuit, arbitration, inquiry, proceeding or investigation by or before any federal, state, local, foreign or international Governmental Entity or any arbitration or mediation tribunal.

1.2                               “Affiliate” shall mean, with respect to any specified Person, any other Person directly or indirectly through one or more intermediaries, controlling, controlled by or under common control with such specified Person.

1.3                               “Ancillary Agreements” shall mean all of the agreements, instruments, understandings, assignments or other arrangements entered into in connection with the transactions contemplated hereby, including, without limitation, the Transition Services Agreement.

1.4                               “Arbitration Notice” shall have the meaning set forth in Section 7.2.

1.5                               “Assumed Contracts” shall have the meaning set forth in Section 1.7(f).

1.6                               “Assumption” shall have the meaning set forth in Section 2.2(e).

1.7                               “Cbanc Assets” mean, collectively, all of the following rights and assets as of the close of business on the Distribution Date:

(a)                                 The Note and all rights and benefits of Parent thereunder.

(b)                                 All of the assets included in the Cbanc Business Pro Forma Balance Sheet.

(c)                                  All Cbanc Books and Records.  “Cbanc Books and Records” shall mean books and records which relate to Spinco, CBN, the Cbanc Assets, the Cbanc Liabilities or the conduct of the Cbanc Business.

(d)                                 The following Intellectual Property assets related to the Cbanc Business:  (i) the Trademarks listed in Schedule 1.7(d); (ii) the patents and patent applications listed in Schedule 1.7(d), and any patents of addition, re-examinations, reissues, extensions, granted supplementary protection certifications, substitutions, confirmations, registrations, revalidations, revisions, additions and the like, of or to said patents and any and all divisionals, continuations and continuations-in-part, and any patents issuing therefrom, as well as any patent applications related thereto; (iii) all U.S. and foreign copyrights and copyrightable subject matter solely related to the Cbanc Business, whether registered or unregistered, published or unpublished, statutory or common law; (iv) any other Intellectual Property listed in Schedule 1.7(d), including rights in Software and rights to domain names; and (v) all Actions against past, present, and future infringement, misappropriation, or other violation of the foregoing.

(e)                                  All fixed assets set forth on Schedule 1.7(e).

(f)                                   All rights and benefits of Q2 in existence as of the Effective Time or arising after the Effective Time under the Contracts listed in Schedule 1.7(f) (the “Assumed Contracts”), including any rights to Intellectual Property contained therein.  The Assumed Contracts shall be deemed to include all purchase, work and change orders related thereto.

(g)                                  Cbanc Policies.

(h)                                 All assets and rights expressly contemplated by this Agreement or any Ancillary Agreement (or the Attachments and Schedules hereto or thereto) to be transferred to Spinco or CBN.

(i)                                     Any other asset acquired by Parent, Q2 or CBN from the date of the Cbanc Business Pro Forma Balance Sheet to the close of business on the Distribution Date that is owned by Parent, Q2 or CBN as of the close of business on the Distribution Date and that is of a nature or type that would have resulted in such asset being included as an asset on the Cbanc Business Pro Forma Balance Sheet had it been acquired on or prior to the date of the Cbanc Business Pro Forma Balance Sheet, determined on a basis consistent with the determination of the assets included on the Cbanc Business Pro Forma Balance Sheet.

1.8                               “Cbanc Business” shall mean (i) the business being conducted by CBN immediately prior to the Distribution Date, (ii) the business of facilitating electronic transaction processing among unrelated banks for internal purposes (e.g., loan syndication and deposit management) and (iii) the business of consolidating financial services companies.

1.9                               “Cbanc Business Pro Forma Balance Sheet” shall mean the pro forma consolidated balance sheet for Spinco and CBN as of February 27, 2013 attached hereto as Exhibit A.

1.10                        “Cbanc Employees” shall mean all employees listed on Schedule 1.10.

1.11                        Cbanc Insured Loss” shall have the meaning set forth in Section 3.5(b).

1.12                        “Cbanc Liabilities” shall mean:

(a)                                 All categories of Liabilities that are reflected as liabilities of Spinco and CBN in the Cbanc Business Pro Forma Balance Sheet that remain outstanding as of the close of business on the Distribution Date.

(b)                                 All Liabilities under the Assumed Contracts.

(c)                                  All Liabilities relating to any Cbanc Employees incurred on or after the Distribution Date, including liabilities related to the “lease” of such employees for the period set forth in Section 2.2(c).

(d)                                 All other Liabilities that are incurred or which accrue or are accrued at any time on, prior to or after the date of the Cbanc Business Pro Forma Balance Sheet and that arise or arose out of, or in connection with, the Cbanc Assets or the Cbanc Business, determined on a basis consistent with the determination of Liabilities of Cbanc on the Cbanc Business Pro Forma Balance Sheet.

(e)                                  Any and all Liabilities expressly set forth on Schedule 1.12(e).

(f)                                   Any and all other Liabilities relating to, arising out of or resulting from Spinco or CBN’s performance or obligations under any Ancillary Agreement (including but not limtied to the Transition Services Agreement) or this Agreement.

(g)                                  Any and all other Liabilities that are expressly contemplated by this Agreement or any Ancillary Agreement (or the Attachments and Schedules hereto or thereto) to be transferred to and assumed by Cbanc.

1.13                        “Cbanc Policies” shall mean all Policies, current or past, which are owned or maintained by or on behalf of Parent or Q2, which relate solely to the Cbanc Business and are assignable to Cbanc, as listed on Schedule 1.13.

1.14                        “CBN Stock Transfer” shall have the meaning set forth in Section 2.2(a).

1.15                        “Code” shall have the meaning set forth in Section 4.4.

1.16                        “Combined Books and Records” shall have the meaning set forth in Section 6.1(b).

1.17                        “Consents” shall mean any and all consents, waivers or approvals from, or notification requirements to, any Third Parties, including those set forth on Schedule 1.17.

1.18                        “Contract” shall mean any contract, obligation, indenture, agreement, lease, purchase order, commitment, permit, license, note, bond, mortgage, arrangement or undertaking (whether written or oral and whether express or implied) that is legally binding on any Person or any part of its property under applicable Law, but excluding this Agreement and any Ancillary Agreement save as otherwise expressly provided in this Agreement or any Ancillary Agreement.

1.19                        “Distribution” shall have the meaning set forth in the recitals hereto.

1.20                        “Distribution Date” shall mean the date on which the Distribution to the stockholders of Parent is effective.

1.21                        “Effective Time” shall mean 11:59 p.m. Central Time on the day immediately preceding the Distribution Date.

1.22                        “Excluded Assets” shall mean all assets of Parent, Q2 and their Affiliates other than those set forth in Section 1.7, including, without limitation, (a) the Excluded Intellectual Property; (b) any and all Contracts of Parent or Q2, other than the Assumed Contracts; and (c) all of Parent’s and Q2’s rights, title and interest in and to any and all other assets that are expressly contemplated to be retained by Parent and Q2 by this Agreement or any Ancillary Agreement (or the Attachments and Schedules hereto or thereto).

1.23                        “Excluded Intellectual Property” shall mean all Intellectual Property of Parent, Q2 and their Affiliates other than that set forth in Section 1.7(d), including all Actions against past, present, and future infringement, misappropriation, or other violation of the foregoing.

1.24                        “Excluded Liabilities” shall mean any and all Liabilities of Parent, Q2 and their Affiliates other than those set forth in Section 1.12, including, without limitation, all Liabilities relating to any Cbanc Employees incurred before the Distribution Date.

1.25                        “Governmental Approvals” shall mean any notices, reports or other filings to be made, or any consents, registrations, approvals, permits or authorizations to be obtained from, any Governmental Entity.

1.26                        “Governmental Entity” shall mean any federal, state, local, foreign or international court, government department, commission, board, bureau, agency, official or other regulatory, administrative or governmental entity.

1.27                        “Information” shall mean information, whether or not patentable or copyrightable, in written, oral, electronic or other tangible or intangible forms, stored in any medium, including studies, reports, records, books, contracts, instruments, surveys, discoveries, ideas, concepts, know-how, techniques, designs, specifications, drawings, blueprints, diagrams, models, prototypes, samples, flow charts, data, computer data, disks, diskettes, tapes, computer programs or other software, marketing plans, customer names, communications by or to attorneys (including attorney-client privileged communications), memos and other materials prepared by attorneys or under their direction (including attorney work product), communications and materials otherwise related to or made or prepared in connection with or in preparation for any legal proceeding, and other technical, financial, employee or business information or data.

1.28                        “Intellectual Property” shall mean all intellectual property and industrial property rights of any kind or nature, including all United States and foreign (a) patents, patent applications, patent disclosures, and all related continuations, continuations-in-part, divisionals, reissues, re-examinations, substitutions and extensions thereof, (b) Trademarks and all goodwill associated therewith, (c) rights of publicity, (d) moral rights and rights of attribution and integrity, (g) rights in Software, (h) trade secrets and all other confidential and proprietary information, know-how, inventions, improvements, processes, formulae, models and methodologies, (i) rights to domain names, (j) rights to personal information, (k) telephone numbers and internet protocol addresses, (l) applications and registrations for the foregoing, and (m) Actions against past, present, and future infringement, misappropriation, or other violation of the foregoing.

1.29                        “JAMS” shall have the meaning set forth in Section 7.2.

1.30                        “JAMS Rules” shall have the meaning set forth in Section 7.2.

1.31                        “Law” shall mean any United States or non-United States federal, national, supranational, state, provincial, local or similar statute, law, ordinance, regulation, rule, code, order, requirement or rule of law (including common law).

1.32                        “Liabilities” shall mean any and all debts, liabilities, and obligations, whether accrued or fixed, known or unknown, absolute or contingent, matured or unmatured, reserved or unreserved, or determined or determinable of any kind or nature whatsoever, including those arising under any Law or Action, whether asserted or unasserted, or order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Entity, and those arising under any Contract or any fines, damages or equitable relief which may be imposed in connection with any of the foregoing and including all costs and expenses related thereto.

1.33                        “Notes” shall mean the notes payable by CBN to Parent as the same are set forth on the Cbanc Business Pro Forma Balance Sheet.

1.34                        “Party” shall have the meaning set forth in the preamble hereof.

1.35                        “Parent Capital Stock” shall have the meaning set forth in the recitals hereto.

1.36                        “Parent Common Stock” shall have the meaning set forth in the recitals hereto.

1.37                        “Parent Policies” shall mean all Policies, other than the Cbanc Policies, entered prior to or as of the Effective Time, which are between or among Parent or Q2 and one or more Third Parties, that benefit either or both the Q2 Business and the Cbanc Business.

1.38                        “Parent Preferred Stock” shall have the meaning set forth in the recitals hereto.

1.39                        “Person” shall mean any natural person, firm, individual, corporation, business trust, joint venture, association, company, limited liability company, partnership, or other organization or entity, whether incorporated or unincorporated, or any governmental entity.

1.40                        “Policies” shall mean insurance policies and insurance Contracts of any kind (other than life and benefits policies or Contracts), including primary, excess and umbrella policies, comprehensive general liability policies, director and officer liability, fiduciary liability, automobile, aircraft, property and casualty, business interruption, workers’ compensation and employee dishonesty insurance policies, bonds and self-insurance and captive insurance company arrangements, together with the rights, benefits and privileges thereunder.

1.41                        “Q2 Business” shall mean the business of Q2 as currently conducted or currently proposed to be conducted by Q2 as of the Effective Time.

1.42                        “Record Date” shall mean the 12:00 p.m. on the date to be determined by the Parent Board of Directors as the record date for the Distribution.

1.43                        “Separation” shall have the meaning set forth in the recitals hereto.

1.44                        “Software” shall mean all computer programs (whether in source code, object code, or other form), algorithms, databases, compilations and data, and technology supporting the foregoing, and all documentation, including flowcharts and other logic and design diagrams, technical, functional and other specifications, and user manuals and training materials related to any of the foregoing.

1.45                        “Spinco Common Stock” shall have the meaning set forth in the recitals hereto.

1.46                        “Spinco Stock Issuance” shall have the meaning set forth in Section 2.2(b).

1.47                        “Third Party” shall mean any Person other than the Parties and their respective Affiliates.

1.48                        “Trademarks” shall mean all trademarks, service marks, trade names, names, slogans, taglines, logos, design marks, trade dress, product designs, and product packaging, including all applications for and registrations of the foregoing, and including those at common law.

1.49                        “Transfer” shall have the meaning set forth in Section 2.2(a).

1.50                        “Transition Services Agreement” shall mean the Transition Services Agreement by and among Parent, Q2, Spinco and CBN, dated as of the date hereof.

Article II

The Separation

2.1                               General.  Subject to the terms and conditions of this Agreement, the Parties shall use, and shall cause any respective subsidiary to use, their respective reasonable best efforts to consummate the transactions contemplated hereby.

2.2                               Transfer of Cbanc Assets and Assumption of Cbanc Liabilities.  Subject to Sections 2.3, 2.4 and 2.5:

(a)                                 At the Effective Time, (i) Q2 shall, and hereby does, transfer, distribute, assign and convey to Parent all of Q2’s right, title and interest in and to the Cbanc Assets (if any), and Parent shall, and hereby does, accept such transfer from Q2 to Parent, and (ii) immediately after the transactions described in clause (i) and without any further action by any other Party, Parent shall, and hereby does, transfer, contribute, assign, and convey, or cause to be transferred, contributed, assigned, and conveyed, to CBN all of Parent’s right, title and interest in and to the Cbanc Assets (the “Transfer”) and CBN shall, and hereby does, accept the Transfer from Parent.

(b)                                 At the Effective Time and after giving effect to the transactions described in Section 2.2(a), (i) Parent shall, and hereby does, transfer, contribute and convey to Spinco all of Parent’s right, title and interest in and to the capital stock of CBN (the “CBN Stock Transfer”), and Spinco shall and hereby does, accept the CBN Stock Transfer from Parent, and (ii) Spinco shall, and hereby does, issue to Parent 22,460,007 shares of Spinco’s Series A Common Stock (the “Spinco Stock Issuance”), and Parent shall, and hereby does, accept the Spinco Stock Issuance as consideration for the transactions described in Sections 2.2(a) and (b)(i).

(c)

(d)                                 Q2 shall terminate the employment of the Cbanc Employees effective at 12:00 a.m. Central Time on March 1, 2013 and CBN shall offer employment to the Cbanc Employees, such new employment effective as of such date.

(e)                                  Except as otherwise specifically set forth in this Agreement or any Ancillary Agreement, at the Effective Time CBN shall, and hereby does, accept, assume or, as applicable, retain all the Cbanc Liabilities and shall after the Effective Time perform, discharge and fulfill, in accordance with their respective terms, all the Cbanc Liabilities, in each case, unless specified otherwise in the definition of Cbanc Liabilities, regardless of (i) when or where such Liabilities arose or arise, (ii) where or against whom such Liabilities are asserted or determined, (iii) which entity is named in any action associated with any Liability, and (iv) whether the facts on which they are based occurred prior to, on or after the Effective Time (the “Assumption”).  Notwithstanding the foregoing, CBN shall not assume any Liability attributable to the failure of Parent, Q2 or their respective officers, directors, employees, agents or Affiliates to materially perform Parent’s or Q2’s obligations to CBN pursuant to this Agreement or the Ancillary Agreements.

(f)                                   If at any time, after the Effective Time, the Parties agree that Parent, Q2 or any of their subsidiaries possesses any assets or liabilities related to the Cbanc Business, Parent and Q2 shall as promptly as reasonably practicable transfer or cause to be transferred, at CBN’s expense, and CBN shall accept such transfer and/or assume, for no additional consideration, such Cbanc Asset and/or Liability, including any and all economic benefits generated from such Cbanc Asset and/or Liabilities after the Effective Time, to CBN.  Each such transferred asset or liability shall be deemed a Cbanc Asset or a Cbanc Liability, respectively, and shall be subject to the terms and conditions of this Agreement applicable thereto.

(g)                                  If at any time, after the Effective Time, the Parties agree that Spinco, CBN or any of their subsidiaries possesses any assets or liabilities related to the Q2 Business, Spinco and CBN shall as promptly as reasonably practicable transfer or cause to be transferred, at Q2’s expense, and Q2 shall accept such transfer and/or assume, for no consideration, such asset and/or liability, including any and all economic benefits generated from such asset and/or liabilities after the Effective Time, to Q2.  Each such transferred asset or liability shall be deemed an Excluded Asset or an Excluded Liability, respectively, and shall be subject to the terms and conditions of this Agreement applicable thereto.

(h)                                 In furtherance of the Transfer and the assumption of the Cbanc Liabilities by CBN as set forth above, and simultaneously with the execution and delivery of this Agreement (i) Parent and/or Q2 shall execute and deliver such bills of sale, stock powers, certificates of title, assignments of contracts and other instruments of transfer, conveyance and assignment as and to the extent necessary to evidence the Transfer, and (ii) Spinco and/or CBN shall execute and deliver to Parent and Q2 such bills of sale, stock powers, certificates of title, assumptions of contracts, indemnity agreements and other instruments of assumption as and to the extent necessary to evidence the valid and effective Assumption.

2.3                               Governmental Approvals; Consents.

(a)                                 To the extent that the Transfer or the Assumption requires any Governmental Approvals, the Parties shall use reasonable best efforts to obtain any such Governmental Approvals.  If and to the extent that the Transfer or the Assumption would be a violation of applicable laws or require any Governmental Approval in connection with the Separation or the Distribution, then, unless Parent shall otherwise determine, the Transfer to or Assumption by CBN of such Cbanc Assets or Cbanc Liabilities, as the case may be, shall be automatically deemed deferred and any such purported Transfer or the Assumption shall be null and void until such time as all legal impediments are removed and/or each of such Governmental Approval has been obtained.

(b)                                 The Parties shall use reasonable best efforts to obtain any Consents required in connection with the transactions contemplated by this Agreement.  Notwithstanding the foregoing, no Party shall be obligated to pay any consideration therefor to any Third Party from whom any such Consent, substitution or amendment is requested (unless such Party is fully reimbursed by the requesting Party).

2.4                               Certain Financial and Other Arrangements.

(a)                                 Settlement of Intercompany Accounts Between Parent and Spinco. All intercompany receivables, payables and loans (other than the Note (which shall be transferred to CBN pursuant to Section 2.2(a), receivables, payables and loans otherwise specifically provided for in any other the Ancillary Agreements or hereunder), including, without limitation, in respect of any cash balances, any cash balances representing deposited checks or drafts for which only a provisional credit has been allowed or any cash held in any centralized cash management system, between Parent and/or Q2, on the one hand, and Spinco and/or CBN, on the other hand, shall, as of the close of business on the Distribution Date, be settled, capitalized or converted into ordinary trade accounts, in each case as may be agreed in writing prior to the Distribution Date by duly authorized representatives of Parent and CBN.

(b)                                 Operations in Ordinary Course. Except as otherwise provided in this Agreement or any Ancillary Agreement, during the period from the date of this Agreement through the Distribution Date, Parent, Q2, Spinco and Cbanc shall conduct their respective businesses in a manner substantially consistent with current and past operating practices and in the ordinary course, including, without limitation, with respect to the payment and administration of accounts payable and the collection and administration of accounts receivable, the purchase of capital assets and equipment and the management of inventories.

2.5                               Termination of Intercompany Agreements.  Except with respect to this Agreement and the Ancillary Agreements (and agreements expressly contemplated herein or therein to survive by their terms) and subject to the terms of Section 2.4(a), the Parties hereby terminate any and all written or oral agreements, arrangements, commitments or understandings, between or among them, effective as of the Distribution Date; and each Party shall, at the reasonable request of the other Party, take, or cause to be taken, such other actions as may be necessary to effect the foregoing; provided, however, that such termination shall not have any effect whatsoever on any of its rights and/or obligations that accrued or were incurred prior to the Distribution Date.

2.6                               Representations and Warranties.  Each of Parent and Q2 represents on behalf of itself to Spinco, and each of Spinco and CBN represents on behalf of itself to Parent as follows:

(a)                                 such Party is a corporation duly formed, validly existing and in good standing under this jurisdiction of its formation;

(b)                                 such Party has the requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform each of this Agreement and each other Ancillary Agreement to which it is a party and to consummate the transactions contemplated by this Agreement and the Ancillary Agreements to which it is a party; and

(c)                                  this Agreement has been duly executed and delivered by such Party and constitutes a valid and binding agreement of it enforceable against it in accordance with the terms thereof (assuming the due execution and delivery thereof by the other Party), and each of the other Ancillary Agreements to which it will be a party will be duly executed and delivered by it and will constitute a valid and binding agreement of it enforceable against such person in accordance with the terms thereof (assuming the due execution and delivery thereof by the other party or parties to such Ancillary Agreement).

2.7                               Disclaimer of Representations and Warranties.  THE PARTIES UNDERSTAND AND AGREE THAT, EXCEPT AS EXPRESSLY SET FORTH HEREIN OR IN ANY ANCILLARY AGREEMENT, NO PARTY TO THIS AGREEMENT, ANY ANCILLARY AGREEMENT OR ANY OTHER AGREEMENT OR DOCUMENT CONTEMPLATED BY THIS AGREEMENT HEREBY OR THEREBY, IS REPRESENTING OR WARRANTING IN ANY WAY AS TO THE CBANC ASSETS, CBANC BUSINESS OR CBANC LIABILITIES CONTRIBUTED, TRANSFERRED, DISTRIBUTED OR ASSUMED AS CONTEMPLATED HEREBY OR THEREBY, AS TO ANY CONSENTS OR GOVERNMENTAL APPROVALS REQUIRED IN CONNECTION HEREWITH OR THEREWITH, AS TO THE VALUE OR FREEDOM FROM ANY SECURITY INTERESTS OF, OR ANY OTHER MATTER CONCERNING, ANY CBANC ASSETS, CBANC BUSINESS OR CBANC LIABILITIES OR AS TO THE ABSENCE OF ANY DEFENSES OR RIGHT OF SETOFF OR FREEDOM FROM COUNTERCLAIM WITH RESPECT TO ANY CLAIM, INCLUDING ANY ACCOUNTS RECEIVABLE, OF ANY PARTY, OR AS TO THE LEGAL SUFFICIENCY OF ANY CONTRIBUTION, DISTRIBUTION, ASSIGNMENT, DOCUMENT, CERTIFICATE OR INSTRUMENT DELIVERED HEREUNDER TO CONVEY TITLE TO ANY CBANC ASSET OR THING OF VALUE UPON THE EXECUTION, DELIVERY AND FILING HEREOF OR THEREOF.  EXCEPT AS MAY EXPRESSLY BE SET FORTH HEREIN OR IN ANY ANCILLARY AGREEMENT, ALL SUCH CBANC ASSETS ARE BEING TRANSFERRED ON AN “AS IS,” “WHERE IS” BASIS AND SO LONG AS THE TRANSFEROR IS IN COMPLIANCE WITH THE TERMS OF THIS AGREEMENT RELATING TO THE TRANSFER, THE TRANSFEREE SHALL BEAR THE ECONOMIC AND LEGAL RISKS THAT (I) ANY CONVEYANCE SHALL PROVE TO BE INSUFFICIENT TO VEST IN THE TRANSFEREE GOOD AND MARKETABLE TITLE, FREE AND CLEAR OF ANY SECURITY INTEREST, AND (II) ANY NECESSARY CONSENTS OR GOVERNMENTAL APPROVALS ARE NOT OBTAINED OR THAT THE REQUIREMENTS OF LAWS, CONTRACTS, OR JUDGMENTS ARE NOT COMPLIED WITH.

Article III

The Distribution

3.1                               The Distribution.

(a)                                 Prior to the Distribution Date, Parent will deliver stock certificates, endorsed by Parent in blank, to Spinco, representing all of the outstanding and issued shares of common stock of CBN then owned by Parent.

(b)                                 Subject to Section 3.3, on or as soon as practicable following the Distribution Date, for the benefit of and distribution to the holders of Parent Capital Stock on the Record Date, Parent will prepare stock certificates representing all of the outstanding and issued shares of Spinco Common Stock then owned by Parent, certificated to the names of the parties and in the amounts set forth in Section 3.1(c).

(c)                                  Subject to Section 3.4, each holder of Parent Capital Stock on the Record Date (or such holder’s designated transferee or transferees) will be entitled to receive in the Distribution the number of shares of Spinco Common Stock set forth in Schedule 3.1(c), as calculated on a pro rata basis.  No investment decision or action by any such stockholder shall be necessary for such stockholder (or such stockholder’s designated transferee or transferees) to receive the applicable number of shares of Spinco Common Stock.

(d)                                 Spinco and Parent, as the case may be, will provide to the other Party and its representatives any and all information required in order to complete the Distribution.

3.2                               Actions in Connection with the Distribution.

(a)                                 In connection with the Distribution, Parent and Spinco shall prepare and mail to the holders of Parent Capital Stock such information concerning Cbanc, the Cbanc Business, the Cbanc Assets, the Cbanc Liabilities, operations and management, the Distribution, the Separation and such other matters as Parent shall reasonably determine and as may be required by Law.

(b)                                 Parent and Spinco shall take all such action as may be necessary or appropriate under the securities or blue sky laws of the states or other political subdivisions of the United States or of other foreign jurisdictions in connection with the Separation and the Distribution.

(c)                                  Parent and Spinco shall take all reasonable steps necessary and appropriate to cause the conditions set forth in Section 3.3 to be satisfied and to effect the Distribution on the Distribution Date.

(d)                                 Parent and Spinco shall take all actions necessary to cause, immediately prior to the Distribution, the number of shares of Spinco Common Stock issued and outstanding to be increased to equal the number of shares of Spinco Common Stock to be distributed to holders of Parent Capital Stock in accordance with this Agreement.

3.3                               Conditions to Distribution.  Subject to Section 3.2, the following are conditions to the consummation of Distribution.  The conditions are for the sole benefit of Parent and shall not give rise to or create any duty on the part of Parent or the Board of Directors of Parent to waive or not waive any such condition:

(a)                                 All permits, registrations and consents required under the securities or blue sky laws of the states or other political subdivisions of the United States or of other foreign jurisdictions in connection with the Separation and the Distribution shall have been obtained and be in full force and effect.

(b)                                 All material Government Approvals and other Consents necessary to consummate the Separation and the Distribution shall have been obtained and be in full force and effect.

(c)                                  No order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Separation and the Distribution shall be in effect and no other event outside the control of Parent shall have occurred or failed to occur that prevents the consummation of the Distribution.

(d)                                 The Board of Directors of Parent shall have authorized and approved the Distribution and not withdrawn such authorization and approval.

(e)                                  The requisite holders of Parent Preferred Stock shall have approved the Separation and the Distribution and not withdrawn such approval.

(f)                                   Parent and Q2 shall have completed the Transfer of Cbanc Assets to CBN, and the Assumption of all the Cbanc Liabilities by Spinco and CBN shall be completed.

(g)                                  The Board of Directors of Parent shall have approved the Cbanc Business Pro Forma Balance Sheet.

(h)                                 All Ancillary Agreements shall have been entered into by the Parties and all other parties thereto, as applicable, and shall remain in full force and effect.

(i)                                     No other events or developments shall have occurred that, in the sole discretion of the Board of Directors of Parent, would result in the Distribution having a material adverse effect on Parent or on the stockholders of Parent or not being in the best interest of Parent and its stockholders.

3.4                               Fractional Shares.  No fraction of a share of Spinco Common Stock will be issued to any Parent stockholder, but in lieu thereof each holder of Parent Capital Stock who would otherwise be entitled to a fraction of a share of Spinco Common Stock (after aggregating all fractional shares of Spinco Common Stock to be received by such holder) shall have such holder’s total number of shares of Spinco Common Stock rounded down to the nearest whole share of such Spinco Common Stock.

3.5                               Insurance Matters.

(a)                                 Except as expressly provided in this Section 3.5, the Parent Policies will remain in full force and effect through either (at Parent’s option) (i) the Effective Time or (ii) the renewal date of any such Parent Policy, at which time, future coverage thereunder will be discontinued with respect to the Cbanc Business.

(b)                                 As of the Effective Time, Parent shall use its commercially reasonable efforts to cause to be transferred to Spinco or CBN, to the extent permitted under the relevant Parent Policies and applicable law and to the extent that such transfer would not impair in any material respect Parent’s rights under such policies, any claim, chose in action or other right Parent has to insurance coverage or insurance proceeds under any Parent Policy with respect to any loss, liability, claim, damage or expense of Cbanc arising out of occurrences prior to the Effective Time (a “Cbanc Insured Loss”).  To the extent the transfer of such claim, chose in action or right referred to in the preceding sentence does not occur, upon the reasonable request of Spinco, Parent shall use its commercially reasonable efforts to promptly assist Spinco in tendering claims for any Cbanc Insured Losses to the applicable insurers under the Parent Polices and to provide Spinco with the proceeds of claims made by or with respect to such Cbanc Insured Losses subject to the self-insured limits and deductibles under the applicable policy.  Upon request of Spinco, Parent shall provide historical loss information with respect to any insurance policies that cover the assets, businesses, operations, employees, officers and directors of Cbanc.  Parent shall cause any payments received from the Parent Policies to be promptly paid with respect to all reported claims made by or on behalf of Cbanc.  Subsequent to the Distribution Date and to the extent consistent with the provisions of this Section 3.5, Spinco assumes responsibility for the administration and adjustment of all Cbanc Insured Losses.

Article IV
Certain Covenants and Other Agreements of The Parties

4.1                               Restrictive Covenants

(a)                                 Restriction on Employee Solicitation and Hiring.  Following the transfer of the Cbanc Employees from Q2 to CBN pursuant to this Agreement, none of Parent, Q2, Spinco or CBN from the Distribution Date through and including the five (5) year anniversary of the Distribution Date, without prior written consent of the applicable Party, may solicit, aid, encourage or induce any employee to terminate or breach an employment, contractual or other relationship with the other Party (or its Affiliates), hire or otherwise employ any employee of the other Party.

(b)                                 Non-Compete.  For a period of eight (8) years from the Distribution Date, each of Spinco and CBN shall not engage in the Q2 Business (directly or indirectly whether as a manager, stockholder, owner, partner, joint venturer, consultant, distributor, agent or otherwise) in any country where Parent or Q2 engages or proposes to engage in the Q2 Business as of the Distribution Date; provided, however, the Parties acknowledge and agree that Spinco’s and CBN’s engaging in the Cbanc Business shall not constitute engaging in the Q2 Business for purposes of this Section 4.1(b).

(c)                                  Acknowledgments by Parties.  Each of Spinco and CBN acknowledges that the provisions of Section 4.1(a) and (b) are a material inducement to Parent and Q2 to execute this Agreement, without which Parent and Q2 would not close the transactions contemplated hereby.  Each of Parent and Q2 acknowledges that the provisions of Section 4.1(a) are a material inducement to Spinco and CBN to execute this Agreement, without which Spinco and CBN would not close the transactions contemplated hereby.  Each Party further agrees that these restrictions are not unduly restrictive upon such Party and that the scope of Sections 4.1(a) and (b) in time, geography, and types and limitations of activities restricted is reasonable.

(d)                                 Reformation.  If an arbitrator or court of law holds any provision of Section 4.1(a) or (b) to be illegal, invalid, or unenforceable, (i) that provision shall be deemed amended to provide the applicable Party benefitting from such provision, the maximum protection permitted by applicable law and (ii) the legality, validity and enforceability of the remaining provisions of Section 4.1(a) or (b) shall not be affected.  For example, if the period of time, the extent of the geographic area, or the scope of the prescribed activities covered by Section 4.1(b) should be deemed unenforceable, then Section 4.1(b) shall be construed to cover the maximum period of time, geographic area and scope of prescribed activities (not to exceed the maximum time, geographic area or scope set forth herein) as may be valid under applicable law and each of the parties hereto shall request any court or arbitrator (if applicable) considering the enforceability of Section 4.1(a) or (b) to construe and/or reform it so as to render it enforceable to the maximum extent as provided above.

4.2                               Name Changes.  Parent and Spinco shall cooperate to change the name, effective on or prior to the Distribution Date, of (a) Spinco to “CBG Holdings, Inc.” and (b) Parent to “Q2 Holdings, Inc.” Notwithstanding the foregoing, Parent may continue to operate CBG Holdings, Inc. under that name during the period in which Parent transfers its activities to the new name, such period not to exceed ninety (90) days after the Effective Time.

4.3                               Further Assurances.

(a)                                 In addition to and without limiting the actions specifically provided in this Agreement, each of the Parties shall use its reasonable best efforts, prior to, on and after the Distribution Date, to take, or cause to be taken, all actions, and to do, or cause to be done, all things, reasonably necessary, proper or advisable under applicable laws, regulations and agreements to consummate and make effective the transactions contemplated by this Agreement and the Ancillary Agreements.

(b)                                 Without limiting the foregoing, prior to, on and after the Distribution Date, each Party shall cooperate with the other Party, and without any further consideration, but at the expense of the requesting Party, to execute and deliver, or use its reasonable best efforts to cause to be executed and delivered, all instruments, including instruments of conveyance, assignment and transfer, and to make all filings with, and to obtain all consents, approvals or authorizations of, any Governmental entity or any other Person under any permit, license, agreement, indenture or other instrument (including any Consents or Governmental Approvals), and to take all such other actions as such Party may reasonably be requested to take by the other Party from time to time, consistent with the terms of this Agreement and the Ancillary Agreements, in order to effectuate the provisions and purposes of this Agreement and the Ancillary Agreements and the

Transfer of the Cbanc Assets and the assignment and assumption of the Cbanc Liabilities and the other transactions contemplated hereby and thereby.

4.4                               Tax Matters.  The Parties intend the Distributions to be treated as tax-free distributions under the Internal Revenue Code (the “Code”) Section 355, and each Party shall use its reasonable efforts to cause the Distributions to so qualify.  None of Parent, Q2, Spinco or CBN shall take any action that might cause:

(a)                                 The Distributions to fail to quality as tax-free distributions under Code Section 355.

(b)                                 Any other transfer of Cbanc Assets or Cbanc Liabilities that is intended to qualify as a tax-free transfer under Code Section 351, 355 or 368 to fail to so qualify.

4.5                               Future License of Intellectual Property.  In the event that a Party seeks to license another Party’s Intellectual Property after the Distribution Date, each Party seeking to negotiate such license and each Party from which such license is sought agree to negotiate in good faith a mutually agreeable license for such Intellectual Property on commercially reasonable terms.

Article V

Confidentiality

5.1                               Confidentiality.

(a)                                 Notwithstanding any termination of this Agreement and subject to Section 5.2, each Party agrees to hold, and to cause its respective subsidiaries, directors, officers, employees, agents, accountants, counsel and other advisors and representatives to hold, in strict confidence, and undertake all reasonable precautions to safeguard and protect the confidentiality of, all Information concerning the other Party that is in its possession after the Distribution Date or furnished by the other Party or its respective directors, officers, employees, agents, accountants, counsel and other advisors and representatives at any time pursuant to this Agreement, any Ancillary Agreement or otherwise, and shall not use any such Information other than for such purposes as shall be expressly permitted hereunder or thereunder, except, in each case, to the extent that such Information has been (i) in the public domain through no fault of such Party, their respective directors, officers, employees, agents, accountants, counsel and other advisors and representatives, (ii) lawfully acquired from other sources, which are not bound by a confidentiality obligation, by such Party or (iii) independently generated without reference to any proprietary or confidential Information of the other Party.

(b)                                 Each Party agrees not to release or disclose, or permit to be released or disclosed, any such Information to any other Person, except its directors, officers, employees, agents, accountants, counsel and other advisors and representatives who need to know such Information and who are informed and advised that the Information is confidential and subject to the obligations hereunder, except in compliance with Section 5.2.  Without limiting the foregoing, when any Information is no longer needed for the purposes contemplated by this Agreement or any Ancillary Agreement, each Party will promptly after request of the other Party either (i) destroy all copies of the Information in such Party’s possession, custody or control (including any that may be stored in any computer, word processor, or similar device, to the extent not commercially impractical to destroy such copies) including any copies, summaries, analyses, compilations, reports, extracts or other reproductions, in whole or in part, of such written, electronic or other tangible material or any other materials in written, electronic or other tangible format based on, reflecting or containing Information prepared by such Party, and/or (ii) return to the requesting Party, at the expense of the requesting Party, all copies of the Information furnished to such Party by or on behalf of the requesting Party.  Notwithstanding the foregoing, each Party may maintain the confidential Information of the other Party that is contained in such Party’s electronic back-up files that are created in the normal course of business pursuant to such Party’s standard protocol for preserving its electronic records.

5.2                               Protective Arrangements.  In the event that either Party or their respective Affiliates, either (a) determines after consultation with counsel, in the opinion of such counsel that it is required by law to disclose any Information, or (b) receives any demand under lawful process or from any Governmental Entity to disclose or provide Information of the other Party or their respective subsidiaries that is subject to the confidentiality provisions hereof, such Party shall notify the other Party prior to disclosing or providing such Information and shall cooperate at the expense of the requesting party (and to the extent legally permissible) in seeking any reasonable protective arrangements requested by such other Party.  Subject to the foregoing, the Party that received such request may thereafter (x) furnish only that portion of the Confidential Information that is legally required, (y) give notice to the other Party of the Information to be disclosed as far in advance as is practical, and (z) exercise reasonable best efforts to obtain reliable assurance that the confidential nature of such Information shall be maintained.

Article VI

Access to Information and Services

6.1                               Provision of Books and Records.

(a)                                 Except as otherwise provided in any Ancillary Agreement, as soon as practicable after the Distribution Date, Parent, Q2 and Cbanc shall cooperate to provide that originals of Cbanc Books and Records (including all documents and electronically stored information except e-mails or other electronic correspondence not readily available in hard copy) which solely relate to Spinco, CBN or the conduct of the Cbanc Business, as the case may be, up to the Effective Time, are in the possession or control of Spinco or CBN.

(b)                                 With respect to Cbanc Books and Records (including e-mails and other electronic correspondence not readily available in hard copy) that relate to both the Cbanc Business and the Q2 Business (the “Combined Books and Records”), (i) the Parties shall use good faith efforts to divide as soon as practicable but no later than six (6) months following the Distribution Date such Combined Books and Records into the books and records which solely relate to Parent, Q2 or the conduct of the Q2 Business and those that relate solely to Spinco, CBN and the Cbanc Business, as the case may be, up to the Effective Time, as appropriate, and (ii) to the extent such Combined Books and Records are not so divided, each Party shall keep and maintain copies of such Combined Books and Records as reasonably appropriate under the circumstances, subject to applicable confidentiality provisions hereof and of any Ancillary Agreement.

6.2                               Access to Information.  Except as otherwise provided in any Ancillary Agreement, after the Distribution Date, each Party shall provide the other Party and such other Party’s authorized accountants, counsel and other designated representatives reasonable access and duplicating rights during normal business hours to all records, books, contracts, instruments, computer data and other data and Information relating to pre-Distribution operations of the Cbanc Business or Q2 Business, as applicable, or within such Party’s possession or control or such other Information reasonably necessary for the preparation, review or auditing for spin-out financials for such other Party (including using reasonable best efforts to give access to Persons or firms possessing Information) insofar as such access is reasonably required by such other Party for the conduct of the Cbanc Business or Q2 Business, as applicable, subject to appropriate restrictions for classified or privileged information.

Article VII

Dispute Resolution

7.1                               Disputes and Negotiation.  Parent, Q2, Spinco and CBN recognize that disputes as to certain matters may from time to time arise during the effectiveness of this Agreement and the Ancillary Agreements which relate to either Party’s rights and obligations hereunder or thereunder.  It is the objective of the Parties to establish procedures to facilitate the resolution of disputes arising under this Agreement and the Ancillary Agreements in an expedient manner by mutual cooperation and without resort to litigation.  To accomplish this objective, the Parties agree to follow the procedures set forth in this Article VII if and when a dispute arises under this Agreement or the Ancillary Agreements.  In the event of a dispute between the Parties other than with respect to breaches or alleged breaches of Section 4.1, the chief executive officers, or such other designated representative, of Parent and Spinco shall meet at a mutually agreed upon time and location for the purpose of resolving such disagreement.  Other than with respect to breaches or alleged breaches of Section 4.1, the chief executive officers of Parent and CBN will discuss such disagreement and/or negotiate for a period of up to sixty (60) days in an effort to resolve such disagreement or negotiate an acceptable interpretation or revision of the applicable portion of this Agreement or the Ancillary Agreements mutually agreeable to both Parties, without the necessity of formal procedures relating thereto.  During the course of such negotiations, the Parties will reasonably cooperate and provide information that is not materially confidential in order that each of the Parties may be fully informed with respect to the issues in dispute.  The institution of a formal proceeding, including arbitration under Section 7.2, to resolve the disagreement may occur by written notice to the other Party only after the earlier of: (i) the chief executive officers of Parent and Spinco mutually agreeing that resolution of the disagreement through continued negotiation is not likely to occur; or (ii) the expiration of the sixty (60) day negotiation period.

7.2                               Dispute Resolution and Arbitration.  Disputes arising out of, relating to or in connection with this Agreement or the Ancillary Agreements (but excluding disputes arising out of, relating to or in connection with Section 4.1), or in relations between the Parties with respect to the subject matter hereof but excluding disputes arising out of, relating to or in connection with Section 4.1), for any reason or under any circumstances, that have not been resolved in accordance with Section 7.1 will be finally settled by a single arbitrator in a binding arbitration in accordance with the Judicial Arbitration and Mediation Services (“JAMS”) Comprehensive Arbitration Rules and Procedures (or the Streamlined Arbitration Rules if mutually agreed by the Parties to this dispute, in either such case, the “JAMS Rules”).  Upon the expiration of the procedures set forth in Section 7.1, either Party may elect arbitration of any dispute by written notice to the other (the “Arbitration Notice”).  The arbitration shall be held in Austin, Texas before one (1) arbitrator from JAMS having substantial experience as a jurist and mediator selected by the mutual agreement of Parent and CBN; provided, however, that if such parties cannot agree on an arbitrator within thirty (30) days of the Arbitration Notice, either Party may request JAMS select the arbitrator, and JAMS shall select an arbitrator pursuant to the procedure set out by the JAMS rules.  The arbitration shall be administered by JAMS pursuant to its JAMS Rules.  Judgment on the arbitration award may be entered in any court having jurisdiction.  The arbitrator may, in the arbitration award, allocate for payment by the non-prevailing party all or part of the costs of the arbitration, including fees of the arbitrator and the reasonable attorneys’ fees and costs incurred by the prevailing party.  The decision and award of the arbitrator will be final and binding on the Parties and may be entered and enforced in any court having jurisdiction. For purposes of clarity, this Section 7.2 shall not apply to disputes arising out of, relating to or in connection with Section 4.1.

Article VIII

Termination

8.1                               Termination.  Notwithstanding anything to the contrary herein, this Agreement may be terminated and the Separation and Distribution may be amended, modified or abandoned at any time prior to the Distribution by and in the sole discretion of Parent without the approval of Cbanc or the stockholders of Parent.  In the event of such termination, no Party shall have any Liability to the other Party or any other Person.  After the Distribution, this Agreement may not be terminated except by an agreement in writing signed by each Party.

Article IX

Miscellaneous

9.1                               Governing Law.  This Agreement shall be deemed to have been made in the State of Delaware and its form, execution, validity, construction and effect shall be determined in accordance with the laws of the State of Delaware, without giving effect to the principles of conflicts of law thereof.

9.2                               Waiver of Jury Trial.  EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

9.3                               Assignability.  The provisions of this Agreement, each Ancillary Agreement and the obligations and rights hereunder shall be binding upon, inure to the benefit of and be enforceable by (and against) the Parties and their respective successors and permitted transferees and assigns.  Notwithstanding the foregoing, this Agreement shall not be assignable, in whole or in part, by any Party without the prior written consent of the other Party, and any attempt to assign any rights or obligations arising under this Agreement without such consent shall be null and void; provided, however, that a Party may assign this Agreement to an Affiliate controlled by such Party or in connection with a merger transaction in which such Party is not the surviving entity or in connection with the sale or other transfer by such Party of all or substantially all of its assets, and upon the effectiveness of such assignment, the assigning Party shall be released from all of its obligations under this Agreement if the surviving entity of such merger or the transferee of such assets shall agree in writing, in form and substance reasonably satisfactory to the other Party, to be bound by all terms of this Agreement as if named as a “Party” hereto.

9.4                               Third Party Beneficiaries.  The provisions of this Agreement and each Ancillary Agreement are solely for the benefit of the Parties and are not intended to confer upon any Person except the Parties any rights or remedies hereunder. There are no Third Party beneficiaries of this Agreement or any Ancillary Agreement and neither this Agreement nor any Ancillary Agreement shall provide any Third Party with any remedy, claim, liability, reimbursement, claim of action or other right in excess of those existing without reference to this Agreement or any Ancillary Agreement.

9.5                               Notices.  All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given:  (a) upon personal delivery to the Party to be notified, (b) when sent by confirmed facsimile or e-mail, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid or (d) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt.  All communications shall be sent to the respective Parties at the addresses set forth below (or at such other addresses as shall be specified by notice given in accordance with this Section):

If to Parent or Q2, to:	Q2 Holdings, Inc.
Attention: General Counsel
9430 Research Blvd., Building IV, Suite 120
Austin, Texas 78759
Facsimile: 512-275-1726
E-mail: bbenton@q2ebanking.com

If to Spinco or CBN to:	cbanc Network, Incorporated
Attention: Chief Executive Officer
9430 Research Blvd., Building IV, Suite 120
Austin, Texas 78759
Facsimile: 512-275-1726

In each case, with	DLA Piper LLP (US)
a copy to:	Attention: John J. Gilluly, III

(not to constitute notice)	401 Congress Ave. Suite 2500 Austin, Texas Facsimile: 512-721-2290 E-mail: John.Gilluly@dlapiper.com

9.6                               Severability.  If any provision of this Agreement or any Ancillary Agreement or the application thereof to any Person or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof or thereof, or the application of such provision to Persons or circumstances or in jurisdictions other than those as to which it has been held invalid or unenforceable, shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby, so long as the economic or legal substance of the transactions contemplated hereby or thereby, as the case may be, is not affected in any manner adverse to any Party.  Upon such determination, the Parties shall negotiate in good faith in an effort to agree upon such a suitable and equitable provision to affect the original intent of the Parties.

9.7                               Expenses.  Except as expressly set forth in this Agreement or in any Ancillary Agreement, whether or not the Separation or the Distribution is consummated, all Third Party fees, costs and expenses paid or incurred in connection with the Separation and Distribution shall be paid by Parent but only to the extent such fees arise or were paid or incurred prior to the Effective Time.

9.8                               Survival of Covenants.  Except as expressly set forth in any Ancillary Agreement, all covenants, representations and warranties contained in this Agreement and each Ancillary Agreement, and liability for the breach of any obligations contained herein, shall survive the Effective Time and remain in full force and effect in accordance with their applicable terms.

9.9                               Waivers of Default.  The failure of either Party to require strict performance by the other Party of any provision in this Agreement or any Ancillary Agreement will not waive or diminish such Party’s right to demand strict performance thereafter of that or any other provision hereof.

9.10                        Specific Performance.  The Parties agree that irreparable injury would occur in the event that the provisions of this Agreement were not performed in accordance with their specific terms, and that such injury would not be adequately compensable in monetary damages.  Accordingly, it is hereby agreed that the Parties shall be entitled to (a) an injunction or injunctions to enforce specifically the terms and provisions hereof in any arbitration in accordance with Section 7.2, (b) provisional or temporary injunctive relief in accordance therewith in a court of competent jurisdiction, without proof of actual damages and (iii) enforcement of any such award of an arbitral tribunal in any court of the United States, or any other any court or tribunal sitting in any state of the United States or in any foreign country that has jurisdiction, this being in addition to any other remedy or relief to which they may be entitled.  In addition, with respect to disputes arising out of, relating to or in connection with a breach or threatened breach of Section 4.1, the Parties seeking to enforce such Section shall be entitled to an injunction, provisional or temporary injunctive relief without proof of actual damages, this being in addition to any other remedy or relief to which such Party may be entitled.

9.11                        Amendments.  This Agreement may not be modified or amended except by an agreement in writing signed by each of the Parties.

9.12                        Entire Agreement.  This Agreement constitutes and contains the entire understanding of the Parties hereto with respect to the matters addressed herein and supersede any and all prior negotiations, correspondence, understandings and agreements between the Parties hereto respecting the subject matter hereof.

9.13                        Schedules.  All schedules attached hereto are hereby incorporated in and made a part of this Agreement as if set forth in full herein.  Capitalized terms used in the schedules hereto but not otherwise defined therein will have the respective meanings assigned to such terms in this Agreement.

9.14                        Construction.

(a)                                 This Agreement has been prepared jointly and shall not be strictly construed against either Party.

(b)                                 For purposes of this Agreement, whenever the context requires:  the singular shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include the masculine and feminine genders.

(c)                                  Except as otherwise indicated, all references in this Agreement to “Articles,” “Sections,” “Exhibits” and “Attachments” are intended to refer to Articles and Sections of, and Exhibits and Attachments, to this Agreement.

(d)                                 The words “include” and “including,” shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

(e)                                  The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

9.15                        Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but which together shall constitute one and the same instrument.  Any executed counterpart delivered by facsimile or other means of electronic transmission shall be deemed an original for all purposes.

SIGNATURE PAGE FOLLOWS

IN WITNESS WHEREOF, the Parties have caused this Separation and Distribution Agreement to be executed by their duly authorized representatives as of the day and year first above written.

CBG Holdings, Inc.

By:	/s/ Mark Johnson
Name: Mark Johnson
Title: Chief Financial Officers

Q2 Software, Inc.

By:	/s/ Mark Johnson
Name: Mark Johnson
Title: Chief Financial Officer

CB Network Holdings, Inc.

By:	/s/ Myers Dupuy
Name: Myers Dupuy
Title: President

cbanc Network, Incorporated

By:	/s/ Myers Dupuy
Name: Myers Dupuy
Title: President

Signature Page to Separation and Distribution Agreement